UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
             Information Statement Pursuant To Rules 13d-1 And 13d-2
                    Under The Securities Exchange Act Of 1934

                                (Amendment No. 1)
                                ----------------



                                RAILAMERICA, INC.
                                (NAME OF ISSUER)

                          Common Stock, par value $.001
                         (TITLE OF CLASS OF SECURITIES)

                                    750753105
                                 (CUSIP NUMBER)

                                  July 13, 2001
             (Date of Event Which Requires Filing of this Statement)

                   Check the appropriate box to designate the
                           rule pursuant to which this

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                /x/ Rule 13d-1(b)
                                /x/ Rule 13d-1(c)
                                / / Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 750753105

(1) NAME OF REPORTING PERSON :     EGS MANAGEMENT, L.L.C.
--------------------------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)  [ ]
         (b)  [x]
--------------------------------------------------------------------------------

(3) SEC USE ONLY

--------------------------------------------------------------------------------

(4) CITIZENSHIP OR PLACE OF ORGANIZATION:   Delaware

--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH POWER REPORTING PERSON WITH

         (5)  SOLE VOTING POWER:           -0-
         -----------------------------------------------------------------------

         (6)  SHARED VOTING POWER:         -0-
         -----------------------------------------------------------------------

         (7)  SOLE DISPOSITIVE POWER:      -0-
         -----------------------------------------------------------------------

         (8)  SHARED DISPOSITIVE POWER:    -0-
         -----------------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  -0-
--------------------------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  0.0%

--------------------------------------------------------------------------------

(12) TYPE OF REPORTING PERSON:       IA

--------------------------------------------------------------------------------

CUSIP No. 750753105

(1)  NAME OF REPORTING PERSON :     EGS PARTNERS, L.L.C.
--------------------------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)  [ ]
         (b)  [x]
--------------------------------------------------------------------------------

(3)  SEC USE ONLY

--------------------------------------------------------------------------------

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION:   Delaware

--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH POWER REPORTING PERSON WITH

         (5)  SOLE VOTING POWER:            -0-
         -----------------------------------------------------------------------

         (6)  SHARED VOTING POWER:          -0-
         -----------------------------------------------------------------------

         (7)  SOLE DISPOSITIVE POWER:       -0-
         -----------------------------------------------------------------------

         (8)  SHARED DISPOSITIVE POWER:     -0-
         -----------------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  -0-
--------------------------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  0.0%

--------------------------------------------------------------------------------

(12) TYPE OF REPORTING PERSON:       IA

--------------------------------------------------------------------------------

CUSIP No. 750753105

(1) NAME OF REPORTING PERSON :     EGS ASSOCIATES, L.P.
--------------------------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)  [ ]
         (b)  [x]
--------------------------------------------------------------------------------

(3) SEC USE ONLY

--------------------------------------------------------------------------------

(4) CITIZENSHIP OR PLACE OF ORGANIZATION:   Delaware

--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH POWER REPORTING PERSON WITH

         (5) SOLE VOTING POWER:             -0-
         -----------------------------------------------------------------------

         (6)  SHARED VOTING POWER:          -0-
         -----------------------------------------------------------------------

         (7)  SOLE DISPOSITIVE POWER:       -0-
         -----------------------------------------------------------------------

         (8)  SHARED DISPOSITIVE POWER:     -0-
         -----------------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  -0-

--------------------------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  0.0%

--------------------------------------------------------------------------------

(12) TYPE OF REPORTING PERSON:       IA
--------------------------------------------------------------------------------

CUSIP No. 750753105

(1)  NAME OF REPORTING PERSON :     BEV PARTNERS, L.P.
--------------------------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)  [ ]
         (b)  [x]
--------------------------------------------------------------------------------

(3)  SEC USE ONLY

--------------------------------------------------------------------------------

(4) CITIZENSHIP OR PLACE OF ORGANIZATION: Delaware

--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH POWER REPORTING PERSON WITH

         (5)  SOLE VOTING POWER:            -0-
         -----------------------------------------------------------------------

         (6)  SHARED VOTING POWER:          -0-
         -----------------------------------------------------------------------

         (7)  SOLE DISPOSITIVE POWER:       -0-
         -----------------------------------------------------------------------

         (8)  SHARED DISPOSITIVE POWER:     -0-
         -----------------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  -0-

--------------------------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  0.0%

--------------------------------------------------------------------------------

(12) TYPE OF REPORTING PERSON:       PN

--------------------------------------------------------------------------------

CUSIP No. 750753105

(1)  NAME OF REPORTING PERSON :     JONAS PARTNERS, L.P.

--------------------------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)  [ ]
         (b)  [x]
--------------------------------------------------------------------------------

(3)  SEC USE ONLY

--------------------------------------------------------------------------------

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION:   New York

--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH POWER REPORTING PERSON WITH

         (5)  SOLE VOTING POWER:            -0-
         -----------------------------------------------------------------------

         (6)  SHARED VOTING POWER:          -0-
         -----------------------------------------------------------------------

         (7)  SOLE DISPOSITIVE POWER:       -0-
         -----------------------------------------------------------------------

         (8)  SHARED DISPOSITIVE POWER:     -0-
         -----------------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  -0-

--------------------------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  0.0%

--------------------------------------------------------------------------------

(12) TYPE OF REPORTING PERSON:       PN

--------------------------------------------------------------------------------

CUSIP No. 750753105

(1)  NAME OF REPORTING PERSON :     WILLIAM EHRMAN

--------------------------------------------------------------------------------

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)  [ ]
         (b)  [x]
--------------------------------------------------------------------------------

(3)  SEC USE ONLY

--------------------------------------------------------------------------------

(4)  CITIZENSHIP OR PLACE OF ORGANIZATION:   Florida

--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH POWER REPORTING PERSON WITH

         (5)  SOLE VOTING POWER:            -0-
         -----------------------------------------------------------------------

         (6)  SHARED VOTING POWER:          -0-
         -----------------------------------------------------------------------

         (7)  SOLE DISPOSITIVE POWER:       -0-
         -----------------------------------------------------------------------

         (8) SHARED DISPOSITIVE POWER:      -0-
         -----------------------------------------------------------------------

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  -0-

--------------------------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):       0.0%

--------------------------------------------------------------------------------

(12) TYPE OF REPORTING PERSON:      IN

--------------------------------------------------------------------------------

CUSIP No. 750753105

(1) NAME OF REPORTING PERSON :     FREDERIC GREENBERG

--------------------------------------------------------------------------------

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)  [ ]
         (b)  [x]
--------------------------------------------------------------------------------

(3) SEC USE ONLY

--------------------------------------------------------------------------------

(4) CITIZENSHIP OR PLACE OF ORGANIZATION:   New Jersey

--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH POWER REPORTING PERSON WITH

         (5) SOLE VOTING POWER:             100
         -----------------------------------------------------------------------

         (6) SHARED VOTING POWER:           -0-
         -----------------------------------------------------------------------

         (7) SOLE DISPOSITIVE POWER:        100
         -----------------------------------------------------------------------

         (8) SHARED DISPOSITIVE POWER:      -0-
         -----------------------------------------------------------------------

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  -0-

--------------------------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):        0.0%

--------------------------------------------------------------------------------

(12) TYPE OF REPORTING PERSON:      IN

--------------------------------------------------------------------------------

CUSIP No. 750753105

(1) NAME OF REPORTING PERSON:     JONAS GERSTL
--------------------------------------------------------------------------------

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)  [ ]
         (b)  [x]
--------------------------------------------------------------------------------

(3) SEC USE ONLY

--------------------------------------------------------------------------------

(4) CITIZENSHIP OR PLACE OF ORGANIZATION:   New Jersey

--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH POWER REPORTING PERSON WITH

         (5) SOLE VOTING POWER:             -0-
         -----------------------------------------------------------------------

         (6) SHARED VOTING POWER:           -0-
         -----------------------------------------------------------------------

         (7) SOLE DISPOSITIVE POWER:        -0-
         -----------------------------------------------------------------------

         (8) SHARED DISPOSITIVE POWER:      -0-
         -----------------------------------------------------------------------

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  -0-

--------------------------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):        0.0%

--------------------------------------------------------------------------------

(12) TYPE OF REPORTING PERSON:      IN

--------------------------------------------------------------------------------

CUSIP No. 750753105

(1) NAME OF REPORTING PERSON:       JULIA OLIVER
--------------------------------------------------------------------------------

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)  [ ]
         (b)  [x]
--------------------------------------------------------------------------------

(3) SEC USE ONLY

--------------------------------------------------------------------------------

(4) CITIZENSHIP OR PLACE OF ORGANIZATION:   New Jersey

--------------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH POWER REPORTING PERSON WITH

         (5) SOLE VOTING POWER:             -0-
         -----------------------------------------------------------------------

         (6) SHARED VOTING POWER:           -0-
         -----------------------------------------------------------------------

         (7) SOLE DISPOSITIVE POWER:        -0-
         -----------------------------------------------------------------------

         (8) SHARED DISPOSITIVE POWER:      -0-
         -----------------------------------------------------------------------

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  -0-

--------------------------------------------------------------------------------

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

--------------------------------------------------------------------------------

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):        0.0%

--------------------------------------------------------------------------------

(12) TYPE OF REPORTING PERSON:      IN

--------------------------------------------------------------------------------

ITEM 1(a).    NAME OF ISSUER:

      RailAmerica, Inc.

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      5300 Broken Sound Blvd., N.W.
      Boca Raton, Florida  33431

ITEM 2(a).    NAME OF PERSON FILING:

    This statement is filed by:

              (i) EGS Management, L.L.C., a Delaware limited liability company ("EGS Management"), with respect to Shares of Common Stock beneficially owned by EGS Associates, BEV Partners and Jonas Partners;

              (ii) EGS Associates, L.P., a Delaware limited partnership ("EGS Associates"), with respect to shares of Common Stock beneficially owned by it;

              (iii) EGS Partners, L.L.C., a Delaware limited liability company ("EGS Partners"), with respect to shares of Common Stock held in discretionary accounts managed by EGS Partners;

              (iv) BEV Partners, L.P., a Delaware limited partnership ("BEV Partners"), with respect to shares of Common Stock beneficially owned by it;

              (v) Jonas Partners, L.P., a New York limited partnership ("Jonas Partners"), with respect to shares of Common Stock beneficially owned by it;

              (vi) William Ehrman, with respect to shares of Common Stock beneficially owned by EGS Management and EGS Partners;

              (vii) Frederic Greenberg, with respect to shares of Common Stock beneficially owned by EGS Management, EGS Partners and himself;

              (viii) Jonas Gerstl, with respect to shares of Common Stock beneficially owned by EGS Management and EGS Partners; and

              (ix) Julia Oliver, with respect to shares of Common Stock beneficially owned by EGS Management and EGS Partners.

         The foregoing persons hereinafter sometimes are referred to collectively as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

         The members of EGS Management and EGS Partners are William Ehrman, Frederic Greenberg, Jonas Gerstl and Julia Oliver (collectively, the "Members").

Item 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR RESIDENCE:

         The address of the principal place of business and principal office of EGS Management, EGS Partners, EGS Associates, BEV Partners, Jonas Partners and each of the Members, is 350 Park Avenue, 11th Floor, New York, New York 10022.

Item 2(c).  CITIZENSHIP:

         Each of the individuals referred to in paragraph 2(a) above is a United States citizen. EGS Management and EGS Partners are Delaware limited liability companies. EGS Associates and BEV Partners are Delaware limited partnerships. Jonas Partners is a New York limited partnership.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         Common Stock, $.001 par value (the "Common Stock")

ITEM 2(e).  CUSIP NUMBER:   750753105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d- 1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under Section 15 of the Act

         (b) [ ] Bank as defined in Section 3(a)(6) of the Act

         (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

         (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

         (g) [ ] Parent Holding Company, in accordance with Rule
13d-1(b)(ii)(G); see item 7

         (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP.

         The respective approximate aggregate percentage of shares of Common Stock reported as beneficially owned by the Reporting Persons is based on 18,668,002 shares outstanding, which is the total number of shares of Common Stock outstanding as of March 23, 2001, as reflected in the annual report on Form 10-K405 of RailAmerica, Inc. filed with the Securities and Exchange Commission (the "Commission") for the fiscal year ended December 31, 2000.

         As of the close of business on July 13, 2001:

A. EGS Management, L.L.C.

         (a) Amount beneficially owned: -0-
         (b) Percent of class: 0.0%
         (c) (i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: -0-
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: -0-

B.  EGS Partners, L.L.C.

         (a) Amount beneficially owned: -0-
         (b) Percent of class: 0.0%
         (c) (i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: -0-
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: -0-

C. EGS Associates, L.P.

         (a) Amount beneficially owned: -0-
         (b) Percent of class: 0.0%
         (c) (i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: -0-
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: -0-

D. BEV Partners

         (a) Amount beneficially owned: -0-
         (b) Percent of class: 0.0%
         (c) (i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: -0-
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: -0-

E. Jonas Partners

         (a) Amount beneficially owned: -0-
         (b) Percent of class: 0.0%
         (c) (i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: -0-
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: -0-

F. William Ehrman

         (a) Amount beneficially owned: -0-
         (b) Percent of class: 0.0%
         (c) (i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: -0-
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: -0-

G. Frederic Greenberg

         (a) Amount beneficially owned: 100
         (b) Percent of class: 0.0%
         (c) (i)   Sole power to vote or direct the vote: 100
             (ii)  Shared power to vote or direct the vote: -0-
             (iii) Sole power to dispose or direct the disposition: 100
             (iv)  Shared power to dispose or direct the disposition: -0-

H. Jonas Gerstl

         (a) Amount beneficially owned: -0-
         (b) Percent of class: 0.0%
         (c) (i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: -0-
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: -0-

I. Julia Oliver

         (a) Amount beneficially owned: -0-
         (b) Percent of class: 0.0%
         (c) (i)   Sole power to vote or direct the vote: -0-
             (ii)  Shared power to vote or direct the vote: -0-
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         This statement is being filed to report the fact that as of July 13, 2001, the Reporting Persons ceased to be the beneficial owners of more than five percent of the Common Stock.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:   September 17, 2001


          /s/  William Ehrman
         -------------------------------------
         William Ehrman,
         individually and as a managing member of EGS Management, L.L.C. and of EGS Partners, L.L.C., and on behalf of EGS Management, L.L.C., as the general partner of each of EGS Associates, L.P., BEV Partners, L.P. and Jonas Partners, L.P.


          /s/  Frederic Greenberg
         -------------------------------------
         Frederic Greenberg, individually


          /s/  Jonas Gerstl
         -------------------------------------
         Jonas Gerstl, individually


          /s/  Julia Oliver
         -------------------------------------
         Julia Oliver, individually

                                  EXHIBIT INDEX
                                  -------------



Exhibit       Description
-------       -----------

   1. Joint Filing Agreement, dated as of September 17, 2001, by and among William Ehrman, individually and as a managing member of EGS Management, L.L.C. and of EGS Partners, L.L.C., and on behalf of EGS Management, L.L.C., as the general partner of each of EGS Associates, L.P., BEV Partners, L.P. and Jonas Partners, L.P., Frederic Greenberg, Jonas Gerstl and Julia Oliver.

                                                                       Exhibit 1



                             JOINT FILING AGREEMENT


              The undersigned hereby agree that the Amendment No. 1 to the Statement on Schedule 13G dated September 17, 2001 (the "Statement") with respect to shares of common stock, par value $0.001 (the "Common Stock") of RailAmerica, Inc. is, and any further amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13(d)-1(k) under the Securities Exchange Act of 1934, as amended, and further agree that this Joint Filing Agreement be included as an exhibit to the Statement. Each of the undersigned agrees to be responsible for the timely filing of the Statement and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

              IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 17th day of September, 2001.



                                              /s/ William Ehrman
                                            ------------------------------------
                                            William Ehrman,
                                            individually and as a managing
                                            member of EGS Management, L.L.C. and
                                            of EGS Partners, L.L.C., and on
                                            behalf of EGS Management, L.L.C., as
                                            the general partner of each of EGS
                                            Associates, L.P., BEV Partners, L.P.
                                            and Jonas Partners, L.P.


                                              /s/ Frederic Greenberg
                                            ------------------------------------
                                            Frederic Greenberg, individually


                                              /s/ Jonas Gerstl
                                            ------------------------------------
                                            Jonas Gerstl, individually


                                              /s/ Julia Oliver
                                            ------------------------------------
                                            Julia Oliver, individually